Exhibit 99.1
Encore Acquisition Company Provides First Quarter 2009 Update, Announces
Better than Expected Production, and $187 Million Debt Reduction
FORT WORTH, Texas—(BUSINESS WIRE)—April 22, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited first quarter 2009 results.
The following table highlights certain reported amounts for Q1 2009 as compared to Q1 2008 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended March 31,
	2009	2008
Average daily production volumes (BOE/D)	41,900	38,196
Oil as percentage of total production volumes	66%	72%
Oil and natural gas revenues	$113.5	$268.8
Average realized combined price ($/BOE)	$30.11	$77.35
Oil and natural gas development and expl costs incurred	$120.6	$101.2
Unproved acreage costs incurred	$3.3	$16.0
Adjusted EBITDAX	$302.4	$180.5
Net income (loss)	$(7.6)	$31.2
Net income excluding certain items	$117.2	$58.3
Weighted average diluted shares outstanding	51.7	53.3
Average daily production volumes for the first quarter of 2009 increased 10 percent over the first quarter of 2008, increasing from 38,196 barrels of oil equivalent per day (“BOE/D”) to 41,900 BOE/D, beating the mid-point of previously released guidance by over 1,900 BOE/D. Net profits interest reduced wellhead volumes by 1,406 BOE/D in the first quarter of 2009, 144 BOE/D better than previously released guidance, as compared to 1,822 BOE/D in the first quarter of 2008.
Encore reported net income excluding certain items of $117.2 million ($2.23 per diluted share) for the first quarter of 2009 as compared to $58.3 million ($1.08 per diluted share) for the first quarter of 2008. Excluding the derivative gain related to future periods that was realized as a result of the hedge monetization discussed below, net income excluding certain items was $12.2 million ($0.23 per diluted share). Encore reported a net loss of $7.6 million ($0.15 per diluted share) for the first quarter of 2009 as compared to net income of $31.2 million ($0.58 per diluted share) for the first quarter of 2008. Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.

Adjusted EBITDAX was $302.4 million for the first quarter of 2009 as compared to $180.5 million for the first quarter of 2008. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules. Adjusted EBITDAX for the first quarter of 2009 was aided by the monetization of $190.4 million of certain March — December 2009 commodity derivative positions. Excluding the monetization of commodity derivative contracts related to future periods, Adjusted EBITDAX for the first quarter of 2009 was $133.9 million. By quarter, the derivative monetization related to the following periods (in millions):

	Monetized
	Amount
First quarter 2009	$21.9
Second quarter 2009	59.3
Third quarter 2009	56.0
Fourth quarter 2009	53.2

Total	$190.4	(a)

(a)	In addition to the monetization of certain March — December derivative positions for $190.4 million, the Company received an additional $70.4 million in net commodity derivative settlements during the first quarter of 2009 for a total of $260.8 million.
The Company produced 27,645 Bbls of oil per day in the first quarter of 2009 compared to 27,516 Bbls per day in the first quarter of 2008. Natural gas volumes increased 33 percent from 64,081 Mcf per day in the first quarter of 2008 to 85,528 Mcf per day in the first quarter of 2009.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “We are pleased with our first quarter results. We beat guidance by 1,900 barrels of oil equivalent per day and were under budget on capital expenditures. The main reasons for the production beat were better performance from our largest field, the Cedar Creek Anticline, and the drill wells coming in higher than expectations. We are focused on reducing debt in 2009 and our shallow declining properties allow us to approximately match our capital expenditures to cash flow for the remainder of the year. In this market, having an oil weighted property base gives us an advantage over our gas weighted peers. Oil is higher margin and longer lived than gas. Encore’s resilient properties and quality is starting to shine through.”
The Company reported oil and natural gas revenues of $113.5 million in the first quarter of 2009 as compared to $268.8 million reported in the first quarter of 2008, as the lower commodity price environment overshadowed the Company’s increased production volumes. The average NYMEX oil price fell 56 percent to $43.31 per Bbl versus $97.74 per Bbl in the first quarter of 2008. The Company’s NYMEX oil differential tightened slightly to $7.83 per Bbl in the first quarter of 2009 from $9.09 per Bbl in the first quarter of 2008, although in percentage terms the differential widened. The combined effect of lower oil commodity prices and a slight narrowing of the differential was a decrease in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production. The net price fell to $35.48 per Bbl for the first quarter of 2009 from $88.65 per Bbl in the first quarter of 2008. Encore expects the second quarter 2009 oil differential to be a negative 12 percent, which is an improvement over the price differential of negative 18 percent in the first quarter of 2009.
The Company’s realized natural gas price declined from $8.28 per Mcf in the first quarter of 2008 to $3.28 in the first quarter of 2009. The first quarter 2009 NYMEX price was $4.92 per Mcf versus $8.02 in the first quarter of 2008. Because of a negative natural gas price revision related to the fourth quarter of 2008 resulting from the rapid decline in natural gas liquids pricing, the natural gas price for the first quarter of 2009 was reduced from its actual wellhead price of $3.81 per Mcf by an additional $0.53 to result in the $3.28 per Mcf price. Encore expects the second quarter 2009 natural gas differential to be a negative 15 percent which is slightly better than the actual price differential of negative 20 percent in the first quarter of 2009.
Lease operating expenses were $44.2 million for the first quarter of 2009 ($11.73 per BOE), below the low end of previously released guidance due to higher production volumes for the quarter, versus $40.4 million for the first quarter of 2008 ($11.61 per BOE).
General and administrative expenses for the first quarter of 2009 were $13.7 million ($3.63 per BOE) versus $9.7 million ($2.79 per BOE) for the first quarter of 2008.
Exploration expense for the first quarter of 2009 was $11.2 million as compared to $5.5 million for the first quarter of 2008. The increase is attributable to an increase in dry hole costs of $4.4 million, as the Company expensed one dry hole for $5.0 million in the first quarter of 2009, and an increase in unproved leasehold impairment of $1.8 million as the Company’s unproved property base has increased.
Encore completed 58 gross wells (26.4 net) during the first quarter of 2009, 57 of which (25.4 net) were successful. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Qtr Ended March 31,
	2009	2008
	(in thousands)
Acquisitions:
Proved properties	$82	$14,781
Unproved properties	3,302	15,999
Asset retirement obligations	—	13

Total acquisitions	3,384	30,793

Development:
Drilling and exploitation	50,347	57,372
Asset retirement obligations	165	44

Total development	50,512	57,416

Exploration:
Drilling	69,878	43,102
Geological and seismic	114	378
Delay rentals	94	346

Total exploration	70,086	43,826

Total costs incurred	$123,982	$132,035

Liquidity Update
At March 31, 2009, the Company’s long-term debt, net of discount, was $1.1 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $353 million and $185 million of outstanding borrowings under Encore’s and Encore Energy Partners LP’s (“ENP”) revolving credit facilities, respectively. The Company also had $23.5 million of cash and cash equivalents at March 31, 2009.

The amount outstanding on Encore’s revolving credit facilities decreased $187 million during the first quarter of 2009. This was due primarily to the monetization of certain of the Company’s 2009 oil derivative contracts during the quarter, which resulted in net proceeds of approximately $190.4 million that was used to reduce outstanding indebtedness.
As previously announced, Encore’s borrowing base was reaffirmed at $1.1 billion before an adjustment of $200 million solely as a result of the commodity derivative monetization. Therefore, the revised borrowing base of $900 million, together with the debt repayment from the commodity derivative monetization, allows the Company the same amount of borrowing capacity after the redetermination as before. Concurrent with the Encore redetermination, the syndicate of lenders underwriting ENP’s revolving credit facility reaffirmed ENP’s $240 million borrowing base. The next borrowing base redetermination for both Encore and ENP is scheduled for October 2009.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, April 29, 2009 at 10:00 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 95469428.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 95469428. The replay will be available through May 13, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding differentials. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Oil	$88,289	$220,534
Natural gas	25,254	48,312
Marketing	806	4,056

Total revenues	114,349	272,902

Expenses:
Production:
Lease operating	44,225	40,350
Production, ad valorem, and severance taxes	11,819	27,452
Depletion, depreciation, and amortization	70,300	49,543
Exploration	11,199	5,488
General and administrative	13,694	9,687
Marketing	739	3,782
Derivative fair value loss (gain)	(48,591)	65,138
Other operating	6,343	2,506

Total operating expenses	109,728	203,946

Operating income	4,621	68,956

Other income (expense):
Interest	(15,963)	(19,760)
Other	554	851

Total other expense	(15,409)	(18,909)

Income (loss) before income taxes	(10,788)	50,047
Income tax benefit (provision)	4,885	(18,733)

Consolidated net income (loss)	(5,903)	31,314
Less: net income — noncontrolling interest	(1,653)	(94)

Net income (loss) — attributable to EAC	$(7,556)	$31,220

Net income (loss) per common share:
Basic	$(0.15)	$0.58
Diluted	$(0.15)	$0.58

Weighted average common shares outstanding:
Basic	51,688	52,799
Diluted	51,688	53,332

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net income (loss) — attributable to EAC	$(7,556)	$31,220
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	93,809	135,341
Changes in operating assets and liabilities	365,372	(34,834)

Net cash provided by operating activities	451,625	131,727

Net cash used in investing activities	(161,124)	(138,424)

Financing activities:
Net payments on long-term debt, net of issuance costs	(187,000)	53,774
Payment of commodity derivative contract premiums	(68,626)	(8,534)
Repurchase of common stock	—	(39,118)
Other	(13,442)	(924)

Net cash provided by (used in) financing activities	(269,068)	5,198

Increase (decrease) in cash and cash equivalents	21,433	(1,499)
Cash and cash equivalents, beginning of period	2,039	1,704

Cash and cash equivalents, end of period	$23,472	$205

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,		December 31,
	2009		2008
	(unaudited)
Total assets		$3,377,928		$3,633,195

Liabilities (excluding long-term debt)		$772,427		$830,136
2004 6 1/4% Notes — due April 15, 2014	$150,000		$150,000
2005 6 % Notes — due July 15, 2015	300,000		300,000
2005 7 1/4% Notes — due December 1, 2017	150,000		150,000
Discount — Senior Subordinated Notes	(5,038)		(5,189)
Revolving Facility — EAC	353,000		575,000
Revolving Facility — ENP	185,000		150,000

Long-term debt		1,132,962		1,319,811
Stockholders’ equity		1,472,539		1,483,248

Total liabilities and stockholders’ equity		$3,377,928		$3,633,195

Working capital (a)		$(44,183)		$188,678

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Total production volumes:
Oil (MBbls)	2,488	2,504
Natural gas (MMcf)	7,698	5,831
Combined (MBOE)	3,771	3,476

Average daily production volumes:
Oil (Bbls/D)	27,645	27,516
Natural gas (Mcf/D)	85,528	64,081
Combined (BOE/D)	41,900	38,196

Average realized prices:
Oil (per Bbl)	$35.48	$88.08
Natural gas (per Mcf)	3.28	8.28
Combined (per BOE)	30.11	77.35

Average expenses per BOE:
Lease operating	$11.73	$11.61
Production, ad valorem, and severance taxes	3.13	7.90
Depletion, depreciation, and amortization	18.64	14.25
Exploration	2.97	1.58
General and administrative	3.63	2.79
Derivative fair value loss (gain)	(12.89)	18.74
Other operating	1.68	0.72
Marketing gain	(0.02)	(0.08)

Encore Acquisition Company
Derivative Summary as of April 21, 2009
(unaudited)
Oil Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
May — Dec. 2009 (c)
	3,130	$110.00	—	$—	—	$—
	—	—	440	97.75	—	—
	—	—	—	—	1,000	68.70
2010
	880	80.00	440	93.80	—	—
	2,000	75.00	2,500	73.43	—	—
	5,000	60.80	500	65.60	—	—
	1,000	56.00	—	—	2,000	60.84
2011
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
May — Dec. 2009
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	5,000	7.45	—	—
	6,800	6.57	15,000	6.63	—	—
	15,000	5.64	—	—	—	—
2010
	3,800	8.20	3,800	9.58	—	—
	4,698	7.26	—	—	902	6.30
2011
	898	6.76	—	—	902	6.70
2012
	898	6.76	—	—	902	6.66
Interest Rate Swaps

	Notional	Fixed
Period	Amount	Rate	Floating Rate
	(in thousands)
May 2009 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
May 2009 - Jan. 2011	25,000	2.9650%	1-month LIBOR
May 2009 - Jan. 2011	25,000	2.9613%	1-month LIBOR
May 2009 - Mar. 2012	50,000	2.4200%	1-month LIBOR

(b)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(c)	From time to time, EAC sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with EAC’s other floor contracts. In addition to the floor contracts shown above for 2009, EAC has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX,” which is a non-GAAP financial measure. The following tables provide reconciliations of “Adjusted EBITDAX” to net income (loss) and net cash provided by operating activities, EAC’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.
Adjusted EBITDAX Including Hedge Monetization

	Three Months Ended March 31,
	2009	2008
Net income (loss) — attributable to EAC	$(7,556)	$31,220
Depletion, depreciation, and amortization	70,300	49,543
Non-cash equity-based compensation	4,080	2,896
Exploration	11,199	5,488
Interest expense and other	15,409	18,909
Income taxes	(4,885)	18,733
Noncontrolling interest	1,653	94
Payments of deferred commodity premiums	(68,626)	(8,534)
Non-cash derivative fair value loss	280,827	62,176

Adjusted EBITDAX including hedge monetization	302,401	180,525
Change in operating assets and liabilities	99,254	(32,968)
Other non-cash expenses	1,920	2,353
Interest expense and other	(15,409)	(18,909)
Current income taxes	(3,724)	(4,110)
Cash exploration expense	(208)	(1,832)
Payments of deferred commodity premiums	68,626	8,534
Purchased options	(1,235)	(1,866)

Net cash provided by operating activities	$451,625	$131,727

Adjusted EBITDAX Excluding Hedge Monetization

	Three Months Ended March 31,
	2009	2008
Net income (loss) — attributable to EAC	$(7,556)	$31,220
Depletion, depreciation, and amortization	70,300	49,543
Non-cash equity-based compensation	4,080	2,896
Exploration	11,199	5,488
Interest expense and other	15,409	18,909
Income taxes	(4,885)	18,733
Noncontrolling interest	1,653	94
Payments of deferred commodity premiums	(19,716)	(8,534)
Non-cash derivative fair value loss	63,454	62,176

Adjusted EBITDAX excluding hedge monetization	133,938	180,525
Change in operating assets and liabilities	316,627	(32,968)
Other non-cash expenses	1,920	2,353
Interest expense and other	(15,409)	(18,909)
Current income taxes	(3,724)	(4,110)
Cash exploration expense	(208)	(1,832)
Payments of deferred commodity premiums	19,716	8,534
Purchased options	(1,235)	(1,866)

Net cash provided by operating activities	$451,625	$131,727

     “Adjusted EBITDAX” is used as a supplemental financial measure by EAC’s management and by external users of EAC’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of EAC’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of EAC’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) EAC’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.

Encore Acquisition Company
Non-GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)
     This press release also includes a discussion of “net income excluding certain items,” which is a non-GAAP financial measure. The following tables provide a reconciliation of “net income excluding certain items” to net income (loss), EAC’s most directly comparable financial measure calculated and presented in accordance with GAAP.
Net Income Excluding Certain Items Including Hedge Monetization

	Three Months Ended March 31,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) — attributable to EAC	$(7,556)	$(0.15)	$31,220	$0.58
Add: change in fair value in excess of premiums and OCI amortization	200,197	3.81	42,050	0.78
Less: tax benefit on change in fair value in excess of premiums and OCI amortization	(75,452)	(1.43)	(15,670)	(0.29)
Add: non-cash unit-based compensation related to ENP’s management incentive units	—	—	1,058	0.02
Less: change in non controlling interest related to ENP’s management incentive units	—	—	(372)	(0.01)

Net income excluding certain items	$117,189	$2.23	$58,286	$1.08

Net Income Excluding Certain Items Excluding Hedge Monetization

	Three Months Ended March 31,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) — attributable to EAC	$(7,556)	$(0.15)	$31,220	$0.58
Add: change in fair value in excess of premiums and OCI amortization	31,734	0.60	42,050	0.78
Less: tax benefit on change in fair value in excess of premiums and OCI amortization	(11,960)	(0.22)	(15,670)	(0.29)
Add: non-cash unit-based compensation related to ENP’s management incentive units	—	—	1,058	0.02
Less: change in non controlling interest related to ENP’s management incentive units	—	—	(372)	(0.01)

Net income excluding certain items adjusted for hedge monetization	$12,218	$0.23	$58,286	$1.08

     EAC believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of net income excluding certain items may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com or Kim Weimer, Investor Relations 817-339-0886 kweimer@encoreacq.com